UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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ARTIO GLOBAL INVESTMENT FUNDS
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Artio Global Investment Funds
Artio US Microcap Fund

Artio US Smallcap Fund

Artio US Midcap Fund

Artio US Multicap Fund

330 Madison Avenue

New York, New York 10017

September 28, 2012

Dear Valued Shareholder:

On September 12, 2012, a meeting of the Board of Trustees (“Board” and each member thereof a “Trustee”) of Artio Global Investment Funds (the “Trust”), on behalf of its series, Artio US Microcap Fund, Artio US Smallcap Fund, Artio US Midcap Fund and Artio US Multicap Fund (each a “US Equity Fund” or “Fund” and together the “US Equity Funds” or “Funds”), was held to approve the liquidation and termination of the US Equity Funds (each a “Liquidation”). The Liquidations will occur on or about October 30, 2012 (the “Liquidation Date”). On October 4, 2012, the US Equity Funds will stop accepting purchases and exchanges into the Funds and will begin an orderly winding down of their affairs, including transitioning the Funds’ portfolios to cash.

Pursuant to Section 4.2(d) of the Trust’s Agreement and Declaration of Trust, approval of a Fund’s shareholders is required in order to liquidate each of the Funds. Artio Global Management LLC, through its affiliates (together, the “Majority Shareholder”), holds the majority of shares outstanding in each US Equity Fund. The Majority Shareholder of each US Equity Fund has indicated that it will approve the Liquidation of each Fund by written consent on or about October 30, 2012. Therefore, you are receiving this information statement (the “Information Statement”) as a non-majority shareholder to inform you of the expected Liquidations of the US Equity Funds. We are not asking you for a proxy or written consent, and you are requested not to send us a proxy or written consent.

On or about the Liquidation Date, the US Equity Funds will liquidate their remaining assets and distribute cash pro rata to all remaining shareholders who have not previously redeemed or exchanged all of their shares. These distributions are taxable events. Once the distribution is complete, the US Equity Funds will terminate. Prior to the final liquidation and distribution of assets, any dividend paid will be paid in accordance with the current dividend option of an account; accounts in which the dividend reinvestment option has been chosen will receive any dividends in the form of additional shares of the applicable Fund, which shares will be redeemed as part of the final distribution.

Please note that you may redeem your shares of the US Equity Funds at any time prior to the Liquidation Date. You also may exchange your shares of the US Equity Funds at net asset value at any time prior to the Liquidation Date for shares of another Artio Fund, other than the US Equity Funds that are liquidating. No sales charges, redemption or termination fees will be imposed by the Funds in connection with such exchanges and redemptions. In general, exchanges and redemptions are taxable events.

As always, we are available to answer your questions at 1-800-387-6977. Thank you for your attention to this important matter and your continued support.

Sincerely,

Tony Williams

President

Artio Global Investment Funds
Artio US Microcap Fund

Artio US Smallcap Fund

Artio US Midcap Fund

Artio US Multicap Fund

330 Madison Avenue

New York, New York 10017

_______________

INFORMATION STATEMENT

LIQUIDATION OF THE US EQUITY FUNDS

Introduction

At a meeting held on September 12, 2012, the Board of Trustees (“Board” and each member thereof a “Trustee”) of Artio Global Investment Funds (the “Trust”), on behalf of its series, Artio US Microcap Fund, Artio US Smallcap Fund, Artio US Midcap Fund and Artio US Multicap Fund (each a “US Equity Fund” or “Fund” and together the “US Equity Funds” or “Funds”), unanimously approved the liquidation and dissolution of the US Equity Funds (each a “Liquidation”) pursuant to the Plan of Liquidation adopted by the Board (the "Liquidation Plan"), a form of which is attached hereto as Exhibit A, and directed that the matter be submitted to the US Equity Funds' shareholders for their approval.

Pursuant to Section 4.2(d) of the Trust’s Agreement and Declaration of Trust, approval of a US Equity Fund’s shareholders is required in order to liquidate each Fund. Artio Global Management LLC, through its affiliates (together, the “Majority Shareholder”), holds the majority of shares outstanding in each US Equity Fund. The Majority Shareholder of each Fund has indicated that it will approve the Liquidation of each US Equity Fund by written consent on or about October 30, 2012. Therefore, you are receiving this information statement (the “Information Statement”) as a non-majority shareholder to inform you of the expected Liquidation of the US Equity Funds. We are not asking you for a proxy or written consent, and you are requested not to send us a proxy or written consent.

Upon approval of the Majority Shareholder, Artio Global Management LLC (the “Adviser”), the investment adviser of the US Equity Funds, will direct the orderly liquidation of each Fund's assets as soon as reasonably practicable; the discharging of, making reasonable provision for the payment of, or maintaining reserves against all liabilities of the respective US Equity Fund; and the distribution of the net proceeds to shareholders in one or more liquidating distributions, subject to the current expense cap for each Fund which shall stay in effect through the Liquidation Date. Fund management expects that shareholders will receive such distributions in cash. Such amount will be reduced by the expenses applicable to each Fund in connection with the Liquidation, pursuant to the Liquidation Plan. As soon as reasonably practicable following the payment of the final liquidating distribution, the US Equity Funds will dissolve. In addition, as soon as practicable after the liquidation and distribution of each Fund's assets, the Trust will take such actions as may be necessary in order to designate each Fund as terminated under applicable state law.

Adviser and Administrator

As noted above, Artio Global Management LLC, located at 330 Madison Avenue, New York, New York 10017, serves as each US Equity Fund’s investment adviser. State Street Bank and Trust Company, located at One Lincoln Street, Boston, Massachusetts 02111, serves as each Fund’s administrator.

Annual and Semi-Annual Shareholder Reports

Each US Equity Fund will furnish its annual report for the fiscal year ended October 31, 2011 and its semi-annual report without charge for the six months ended April 30, 2012 upon request by calling, toll-free, 1-800-387-6977, or writing to US Bancorp Fund Services, LLC, 615 E. Michigan Street LC-3, Milwaukee, Wisconsin 53202.

Background

The US Equity Funds were established in July 2006. Since that time, the Funds have been slow to gather assets. The Adviser believes that the 2008/2009 financial crisis and subsequent sluggish recovery of the U.S. economy have resulted in the US Equity Funds’ strategies falling out of favor with investors. As a result, the Funds were never able to reach the scale necessary to make them viable. The Adviser has continued to pay the Funds’ expenses that have exceeded the expense caps.

Although the US Equity Funds reached their highest asset level, $151.8 million, in March 2011, the Funds have steadily lost assets since that time. After evaluating the Funds’ prospects for growth, in light of current and projected market conditions, the Adviser does not believe the US Equity Funds to be well-positioned to grow assets in the foreseeable future.

Board Considerations

The Board regularly reviews with the Adviser the scale of the US Equity Funds. After considering the feasibility of the continued operation of the US Equity Funds, alternatives to liquidation, and other relevant factors, at a special meeting held on September 12, 2012, the Board determined that, under the circumstances, liquidation of the Funds was in the best interests of the Funds and their shareholders. Following review and discussions, the Trustees unanimously approved the Liquidations pursuant to the Liquidation Plan and directed that the Liquidation Plan be submitted for approval by each US Equity Fund’s shareholders.

Upon approval of the Liquidation Plan by the Majority Shareholder of each US Equity Fund, management, under the oversight of the Board and the officers of the Trust, will proceed to wind down each Fund's affairs as soon as reasonably practicable thereafter in a timeframe that allows for an orderly liquidation of portfolio holdings under then-current market conditions.

Description of the Liquidation Plan and Liquidation of the US Equity Funds

The date of the adoption and approval of the Liquidation Plan by shareholders and resolution of all pending claims is hereinafter called the "Effective Date." After the Effective Date, a Fund shall not engage in any business activities except for the purpose of winding down its business and affairs, preserving the value of its assets and distributing its assets to its shareholders in accordance with the provisions of the Liquidation Plan after the payment to (or reservation of assets for payment to) all creditors of a Fund; provided that the Fund shall, prior to the making of the final liquidating distribution, continue to, as determined to be appropriate by the Board, make payment of dividends and other distributions to shareholders, as applicable.

Closing of Books and Restriction on Transfer of Shares. The proportionate interests of shareholders in the assets of each US Equity Fund shall be fixed on the basis of their respective holdings at the close of business on the Effective Date, or on such later date as may be determined by the Board (the "Valuation Date"). On the Valuation Date, the books of each Fund shall be closed and, unless the books of a Fund are reopened because the Liquidation Plan cannot be carried into effect, the shareholders' respective interests in the Fund's assets shall not be transferable by the negotiation of share certificates.

Liquidation Distributions. Following shareholder approval of the liquidation of the US Equity Funds, each Fund will, as soon as reasonable and practicable after the Effective Date, complete the sale of the portfolio securities it holds in order to convert its assets to cash and will not engage in any business activity except for the purpose of winding down its business and affairs, preserving the value of its assets and distributing assets to shareholders after the payment to (or reservation of assets for payment to) all creditors of the Fund; provided that the Fund may, prior to the making of the final liquidating distribution and, as determined to be appropriate by the Board, make payment of dividends and other distributions to shareholders and permit the reinvestment thereof in additional shares of that Fund. All such payments shall be subject to the current expense cap for each Fund which shall stay in effect through the Liquidation Date. After the distribution of assets to shareholders, the US Equity Funds will be dissolved in accordance with the Liquidation Plan.

As soon as practicable after the Effective Date and after shareholder approval of the Liquidation Plan, the US Equity Funds will send to each shareholder of record not holding a share certificate a liquidating distribution equal to the shareholder's proportionate interest in the remaining assets of each Fund and information concerning the sources of the liquidating distribution. Except as may be otherwise agreed to between the Board and the Adviser, all expenses incurred by or allocable to a US Equity Fund in carrying out the Liquidation Plan and dissolving the Funds shall be borne by the Adviser.

General Income Tax Consequences

The following is a summary of certain federal income tax considerations generally relevant to the Funds and their shareholders. No attempt is made to present a detailed explanation of the tax treatment of the Funds or their shareholders, and the discussion here is not intended as a substitute for careful tax planning. Shareholders are urged to consult their tax advisors with specific reference to their own tax situations.

This general discussion of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder as in effect on the date of this Information Statement. New legislation, as well as administrative changes or court decisions, may significantly change the conclusions expressed herein, possibly with retroactive effect.

Upon approval by the Majority Shareholder of the liquidation and dissolution of a Fund pursuant to the Liquidation Plan, the Fund will sell its assets and distribute the proceeds and any income to shareholders. Each Fund anticipates that it will retain its qualification for treatment as a regulated investment company during the liquidation period and will make required distributions so that it will not be taxed on the Fund's net gain, if any, realized from the sale of its assets. A Fund may, if eligible, treat all or a portion of the amounts required to be distributed as having been paid out as part of the liquidation distribution.

Each Fund expects to treat all or a portion of its investment company taxable income, if any, and its net capital gains, if any, required to be distributed for the taxable years ending at or prior to the dissolution date, as an income dividend or capital gain distribution, as applicable, on account of that Fund's final taxable year as having been paid out as liquidation distributions made to that Fund's shareholders in complete liquidation of the Fund. As described in the next paragraph, any such liquidation distributions (in lieu of an income dividend or capital gain distribution) will be treated for U.S. federal income tax purposes as having been received by a Fund’s shareholders as consideration for a sale or exchange of their Fund shares. However, to the extent necessary, a Fund may declare, before the date of dissolution, a dividend or dividends that, together with all previous such dividends, will have the effect of distributing to the Fund's shareholders all or a portion of such income for the taxable years ending at or prior to the dissolution date (computed without regard to any deduction for dividends paid), if any, realized in the taxable year ending at or prior to the dissolution date (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any income or excise tax for such periods. The tax consequences to shareholders from any such dividends will be the same as is normally the case.

A shareholder who receives liquidating distributions will be treated as having received the distribution in exchange for the shareholder's shares in a Fund and will recognize gain or loss based on the difference between the amount received and the shareholder's basis in that Fund. If a shareholder holds shares as capital assets, the gain or loss will be characterized as a capital gain or loss. If the shares have been held for more than one year, any such gain will be treated as long-term capital gain, taxable to individual shareholders at a maximum U.S. federal tax rate of 15%, and any such loss will be treated as long-term capital loss. Capital gain or loss on stock held for one year or less will be treated as short-term capital gain or loss, except that any loss realized with respect to shares in a Fund held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends that were received on the shares.

Liquidating distributions to a shareholder may be subject to backup withholding. Generally, shareholders subject to backup withholding will be those for whom no taxpayer identification number is on file with a Fund, those who, to a Fund's knowledge, have furnished an incorrect number, and those who underreport their tax liability. Certain shareholders specified in the Code may be exempt from backup withholding. The backup withholding tax is not an additional tax and may be credited against a taxpayer's U.S. federal income tax liability.

Required Vote

Approval of the Liquidation of a Fund pursuant to the Liquidation Plan is to be determined by the vote of a majority of the outstanding shares of the Fund. The Majority Shareholder of each US Equity Fund has indicated that it will approve the Liquidation of each Fund by written consent on or about October 30, 2012. We are not asking you for a proxy or written consent, and you are requested not to send us a proxy or written consent.